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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


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                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


        Date of report (Date of earliest event reported)  September 3, 2004
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                            Davel Communications, Inc.
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               (Exact Name of Registrant as Specified in Charter)

         Delaware                   000-25207                59-3538257
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(State or Other Jurisdiction        (Commission              (IRS Employer
     Of Incorporation)              File Number)          Identification No.)


200 PUBLIC SQUARE, SUITE 700, CLEVELAND, OH                     44114
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(Address of Principal Executive Offices)                      (Zip Code)

        Registrant's telephone number, including area code    (216) 241-2555
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          (Former Name or Former Address, if Changed Since Last Report)

         Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

         / /    Written communications pursuant to Rule 425 under the Securities
Act (17 CFR 230.425)

         / /    Soliciting material pursuant to Rule 14a-12 under the Exchange
Act (17 CFR 240.14a-12)

         / /    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

         / /    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)


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ITEM 1.01         ENTRY INTO A DEFINITIVE MATERIAL AGREEMENT

On September 3, 2004, the Registrant entered into a definitive Loan Purchase Agreement and Transfer and Assignment of Shares (the "Agreement"), among the Registrant, MobilePro Corp. ("MobilePro") and the secured creditors of the Registrant, whereby a division of MobilePro will acquire from the secured creditors 100% of the Registrant's senior secured debt, in the approximate principal amount of $118 million, as well as approximately 95% of the Registrant's issued and outstanding common stock owned by its secured creditors. The closing of the transaction is subject to final regulatory approvals, which are expected within 60 days from September 7, 2004. If consummated, the transactions provided for under the Agreement would result in a change in control of the Registrant.

The parties to the Agreement include the Registrant, MobilePro, the secured lenders pursuant to the Amended, Restated, and Consolidated Credit Agreement, dated as of July 24, 2002, as amended, by and among Davel Financing Company, L.C., PhoneTel Technologies, Inc., Cherokee Communications, Inc., the Registrant, the domestic subsidiaries of each of the foregoing and Wells Fargo Foothill, Inc. (formerly known as Foothill Capital Corporation), as Agent (the "Credit Agreement"), Cerberus Partners, L.P. and Styx Partners, L.P. The secured creditors under the Credit Agreement are: Wells Fargo Foothill, Inc., Foothill Partners III, L.P., AbleCo Finance LLC, Cerberus Partners, L.P., ARK CLO 2000-1, Limited, PNC Bank, National Association, U.S. Bank National Association, BNP Paribas, Morgan Stanley Prime Income Trust and Avenue Special Situations Fund II, LP. Certain of the foregoing secured creditors under the Credit Agreement may be deemed to have a material relationship with the Registrant due to their dual status as secured lenders and as holders of more than 5% of the common stock of the Registrant, determined as of March 19, 2004. These entities include ARK CLO 2000-1, Limited, which beneficially owned 53,621,855 shares of common stock of the Registrant, or 8.72% of such class; Cerberus Partners, L.P., which is the general partner of secured lender AbleCo Finance LLC, and is the holder of 225,907,083 shares of common stock of the Registrant, or 36.73% of such class; Wells Fargo Foothill, Inc., which beneficially owned 76,747,150 shares of common stock of the Registrant, or 12.48% of such class; and Foothill Partners III, L.P., which beneficially owned of 76,747,150 shares of common stock of the Registrant, or 12.48% of such class.

In addition, Cerberus Partners, L.P. is a direct party to the Agreement and has a security interest in the assets of the Registrant pursuant to that certain $1,000,000 Subordinated Promissory Note dated November 17, 1999 among PhoneTel Technologies, Inc. Cherokee Communications, Inc., and Cerberus Partners, L.P. Styx Partners, L.P., an affiliate of Cerberus Partners, L.P., is the holder of 51,164,764 shares of the common stock of the Registrant, or 8.32% of such class. Mr. Stephen Feinberg possess sole power to vote and direct the disposition of all shares of common stock of the Registrant held by Cerberus Partners, L.P. and Styx Partners, L.P.; accordingly, Mr. Feinberg is the beneficial owner of 277,071,847 shares of common stock of the Registrant, or 45.05% of the class.


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Mr. Kevin Genda, a director of the Registrant, is the managing director of
Cerberus Capital Management, L.P., an affiliate of Cerberus Partners, L.P. and Styx Partners, L.P. As noted above, Mr. Stephen Feinberg, in his capacity as the holder of sole voting and investment authority with respect to such shares, separately filed statements with respect thereto pursuant to Section 13 and
Section 16 of the Securities Exchange Act of 1934, as amended. Mr. Genda does not exercise any voting, investment or other authority with respect to the shares of common stock of the Registrant separately reported by Mr. Feinberg.


ITEM 7.01         REGULATION FD DISCLOSURE

On September 7, 2004, the Registrant issued a press release announcing that it had entered into a definitive agreement among the Registrant, MobilePro and the secured creditors of the Registrant, whereby a division of MobilePro will acquire 100% of the Registrant's senior secured debt, in the approximate principal amount of $118 million, as well as approximately 95% of the Registrant's issued and outstanding common stock owned by its secured creditors. The press release is attached hereto as Exhibit 99.1.


ITEM 9.01.        FINANCIAL STATEMENTS AND EXHIBITS.

      (c)         Exhibits.
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      Exhibit           Description
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      99.1              Press Release issued September 7, 2004.






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                                   SIGNATURES



         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                   DAVEL COMMUNICATIONS, INC.



                                   By:  /s/ Woody McGee
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                                          Woody McGee, Chief Executive Officer

 Date:   September 9, 2004

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